Ramco-Gershenson Properties Trust	Exhibit 99.1
31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
(248) 350-9900
FAX: (248) 350-9925

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
or Richard Smith, CFO
Phone: FAX:	(248) 350-9900 (248) 350-9925

Ramco-Gershenson Properties Trust Reports Results for Fourth Quarter and Year-End 2004

FARMINGTON HILLS, Mich. – February 16, 2005 — Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the fourth quarter and twelve months ended December 31, 2004.

Financial Information for the quarter-ended 2004:

•	Diluted FFO per share of $0.61, a 13.0% increase over last year

•	Diluted FFO of $12.2 million, a 16.7% increase over last year

•	Total revenues of $36.6 million, a 24.9% increase over last year

•	Diluted EPS from continuing operations of $0.23, a 21.1% increase over last year

•	Quarterly dividend of $0.42 per share

Financial Information for the year-ended 2004:

•	Diluted FFO per share of $2.08, a 2.5% increase over last year

•	Diluted FFO of $41.4 million, a 19.6% increase over last year

•	Total revenues of $132.0 million, a 21.8% increase over last year

•	Diluted EPS from continuing operations of $0.60, a 11.1% increase over last year

•	Annual dividend of $1.68 per share

Company Highlights in 2004:

•	Formed $450 million acquisition Joint Venture with Clarion Lion Properties Fund

•	Acquired eight shopping centers for $248.3 million with over 1.6 million square feet of GLA and agrees to purchase six additional centers for $218.3 million with over 1.4 million square feet of GLA

•	Commenced construction of 400,000 square foot Gaines Marketplace in Gaines Township, Michigan (a suburb of Grand Rapids)

•	Acquired 293 usable acres in Jacksonville, FL to develop 1.2 million square foot River City Marketplace shopping center development

•	Amended Revolving Credit Facilities, increasing borrowing capacity to $240 million at improved pricing

•	Commenced six redevelopment projects of core assets

•	Opened 77 new non-anchor and 12 new anchor stores

•	Renewed 98 non-anchor leases, 9.7% over prior rental rates

•	Increased overall average portfolio base rental rates to $8.83 in 2004 from $8.17 in 2003

•	Portfolio occupancy of 92.9%, compared to 89.7% in 2003

For the three months ended December 31, 2004, diluted FFO (Funds From Operations) increased 16.7%, or $1,746,000 to $12,187,000, compared with $10,441,000 for the three months ended December 31, 2003. On a per share basis, the increase was 13.0%, or $0.07, to $0.61, compared with $0.54 in 2003. Total revenues increased 24.9% or $7,306,000, to a total of $36,591,000, compared with $29,285,000 in 2003. Income from continuing operations for the three months ended December 31, 2004, was $5,573,000, compared with $3,666,000 in 2003. Diluted earnings per share from continuing operations for the three months ended December 31, 2004 increased 21.1%, or $0.04, to $0.23, compared to $0.19 in 2003.

For the twelve months ended December 31, 2004, diluted FFO increased 19.6%, or $6,795,000, to $41,449,000, compared with $34,654,000 for the twelve months ended December 31, 2003. On a per share basis, the increase was 2.5%, or $0.05, to $2.08, compared with $2.03 in 2003. FFO for 2004 was reduced for the recognized impairment loss relating to the Company’s equity investment in the Fountain Walk development. Total revenues increased 21.8%, or $23,644,000, to a total of $132,044,000, compared with $108,400,000 in 2003. Income from continuing operations for the twelve months ended December 31, 2004 was $14,968,000, compared with $9,982,000 in 2003. Diluted earnings per share from continuing operations for the twelve months ended December 31, 2004 increased 11.1% or $0.06, to $0.60 compared to $0.54 in 2003.

“2004 was a very busy year for us as we executed an aggressive business plan in all areas of our core disciplines; acquisitions, development and asset management”, said Dennis Gershenson , President and Chief Executive Officer. “A major highlight last year was Ramco’s forming of a Joint Venture with the Clarion Lion Properties Fund. The Venture will involve the purchase of $450 million of shopping center assets. During the fourth quarter Ramco contracted to buy nine centers in Florida and Michigan for over $265 million for the Venture. Three of the assets had been purchased by year-end. In 2004, the Company also acquired on-balance sheet five shopping centers representing 1.3 million square feet. We also started two new shopping center developments. Our redevelopment of core assets continued apace, as we commenced six additional shopping center repositionings. The accelerated tempo of last year’s business plan will continue into 2005, positioning us for continued growth and increased shareholder value.”

Acquisitions

In December, the Company entered into a Joint Venture (the Venture) agreement with the Clarion Lion Properties Fund, a private equity real estate fund advised by ING Clarion Partners, for the purpose of acquiring $450 million of stable, well-located community shopping centers in Michigan, North Carolina, South Carolina, Georgia and Florida.

By year-end, the Venture acquired three shopping centers: Village Plaza in 140,592 square feet, Treasure Coast Commons in 92,979 square feet and Vista Plaza in 109,728 square feet for an aggregate purchase price of $48.0 million. All of the shopping centers are located in Florida in close proximity to a number of centers currently owned by Ramco-Gershenson. In addition, the Venture plans to acquire six additional shopping centers, currently under contract in Florida and Michigan, for an aggregate purchase of approximately $218.3 million.

During 2004, Ramco-Gershenson also acquired on balance-sheet five grocery-anchored shopping centers totaling 1.3 million square feet at an aggregate purchase price of $200.2 million. The transactions included the assumption of $126.5 million in debt at an average interest rate of 5.8% and a weighted average term of 4.2 years.

The shopping centers are: Merchants’ Square, a 277,000 square foot shopping center in Carmel, Indiana (a suburb of Indianapolis), Promenade at Pleasant Hill, a 291,127 square foot shopping center in Duluth, Georgia, The Centre at Woodstock, an 86,748 square foot shopping center in Woodstock, Georgia, Plaza at Delray, a 331,496 square foot shopping center in Delray Beach, Florida and Mission Bay Plaza, a 272,231 square foot shopping center in Boca Raton, Florida.

Each of the shopping centers are located in areas with high barriers to entry. With the exception of Merchants’ Square, the shopping centers are in close proximity to a number of shopping centers currently owned by the Company.

Development

At year-end the Company had three shopping centers under development. All of the centers are anchored by strong, national tenants in areas that are demonstrating exceptional population growth.

In December, the Company closed on the purchase of 293 useable acres of land in Jacksonville, Florida. Approximately 125 acres will be developed as a shopping complex, River City Marketplace, located along I-95 at Airport Road. The shopping center will comprise over one million square feet of retail space when complete. The Company sold approximately 19 acres to Wal-Mart for the construction of a 203,091 square foot superstore. The Company is currently evaluating a joint venture partnership for the development. The initial phase of the project is expected to open in the first quarter of 2006.

In June, the Company commenced the construction of the 400,000 square foot Gaines

Marketplace in Gaines Township, Michigan (a suburb of Grand Rapids). The development, which is part of an unconsolidated joint venture, will include a 124,000 square foot Target store, a 210,400 square foot Meijer Superstore and a 20,400 square foot Staples store. Restaurant tenants include Logan’s Road House, Panera Bread and Applebee’s. The first phase of the development is expected to open in the spring of 2005.

Also during the year, the Company made substantial progress at its Home Depot anchored Beacon Square shopping center in Grand Haven, Michigan, which is part of an unconsolidated joint venture. In the first quarter of 2004, the Company signed a lease for a 14,600 square foot Staples store. The first phase of the shopping center is open. Additional tenants are scheduled to open throughout the spring and summer of 2005. At the time of completion, the shopping center will contain approximately 176,000 square feet, which includes the anchor-owned Home Depot.

Asset Management

During the year, the Company continued to identify areas within its core portfolio where it could add value. In 2004, the Company announced the following redevelopment projects:

•	Northwest Crossing, Knoxville, Tennessee-Wal-Mart is expanding their existing store from 139,000 square feet to a 208,000 square foot supercenter. The Company is adding a 31,000 square foot Ross Dress for Less to the center. The Company is also currently in negotiations with two mid-box tenants to fill the majority of a vacant 35,000 square foot space. When complete the shopping center will comprise 304,000 square feet and be over 95% leased.

•	Cox Creek Plaza, Florence, Alabama-The Company sold a portion of its shopping center and some excess land to Home Depot to facilitate their inclusion in this asset. Home Depot will join Goody’s, Toys R Us and Old Navy at this 100% leased center.

•	New Towne Plaza, Canton, Michigan-The Company is expanding a traditional 16,200 square foot JoAnn Fabrics store to a 35,300 square foot JoAnn superstore. The expansion is the fourth significant positive change to the shopping center since the Company developed the asset in the mid-1970’s, which is presently 98.8% leased.

•	Indian Hills, Calhoun, Georgia-A lease was signed for a 25,200 square foot Goody’s department store to occupy the last portion of the vacated Wal-Mart store. The shopping center is currently over 92% leased.

•	Livonia Plaza, Livonia, Michigan-An expansion of the Kroger supermarket is underway. Kroger is enlarging their premises to 68,000 square feet as part of an expansion opportunity that was identified during due diligence before the shopping center was purchased in 2003. Livonia Plaza is 100% leased.

•	Southfield Plaza, Southfield, Michigan-The Company opened a 30,600 square foot Staples superstore to replace the vacant F & M Drug (Drug Emporium) space, bringing occupancy to 97.2%. Staples will join Burlington Coat Factory and Marshall’s as anchors at the shopping center.

Leasing/Same Center Operating Results

During 2004, the Company opened 77 new non-anchor stores, at an average base rent of $12.47 per square foot. The Company also renewed 98 non-anchor leases, at an average base rent of $12.65, achieving an increase of 9.7% over prior rental rates. Additionally, the Company signed 12 new anchor leases during the year. Overall portfolio average base rents increased to $8.83 in 2004 from $8.17 in 2003. Same center net operating income increased 7.9% over 2003. At year-end, the portfolio was 92.9% leased, compared to 89.7% for year-end 2003.

Financing Activities, Market Capitalization and Debt

In addition to acquisition financing activities, during the year, the Company entered into two fixed rate mortgages amounting to $34.7 million secured by the Auburn Mile and Crossroads Centre. The Company also completed a public offering for approximately 1.9 million shares of 7.95% Series C Cumulative Convertible Preferred shares generating net proceeds of approximately $51.7 million.

In December, the Company amended its secured revolving credit facility with Fleet National Bank increasing the facility from $125 million to $160 million and providing for an accordion feature, which will allow the facility to expand to $200 million. Pricing on the amended revolver is LIBOR plus 1.15% to 1.55%, compared to the previous rate of LIBOR plus 1.50% to 2.00%. The Company also reset its unsecured credit facility, which now bears interest rate of LIBOR plus 1.85% to 2.25% compared to the previous rate of LIBOR plus 3.25% to 3.75%. The facilities are set to expire on December 29, 2005, with the option to extend the secured facility one year.

Total debt at year-end was $633.4 million with an average interest rate of 6.2% and an average maturity of 48 months. At December 31, 2004, only 10.1% of the Company’s overall debt was variable. Debt to market capitalization at December 31, 2004 was 46.5% compared to 43.7% at December 31, 2003. Total capitalization was approximately $1.4 billion at December 31, 2004, compared to $1.0 billion at December 31, 2003.

Dividend

On January 3, 2005, the Company paid a fourth quarter dividend of $0.42 per common share, a fourth quarter dividend of $0.5938 per Series B cumulative redeemable preferred share and a fourth quarter dividend of $0.5664375 per Series C cumulative convertible preferred share, for the period of October 1, 2004 through December 31, 2004 to shareholders of record on December 20, 2004.

Earnings Guidance/Conference Call

As stated previously, the Company estimates that 2005 annual diluted FFO to be between $2.39 and $2.44 and earnings per diluted common share to be between $1.17 and $1.23.

Ramco-Gershenson will host a live broadcast of its 4th Quarter conference call on February 17, 2005 at 9:00 a.m. eastern time, to discuss its financial results and 2005 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no passcode needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, passcode 3388703 (for one week).

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

Ramco-Gershenson Properties Trust has a portfolio of 77 shopping centers totaling approximately 15.9 million square feet of gross leasable area, consisting of 76 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust
Consolidated Statements of Income
(In thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Minimum rents	$25,407	$19,736	$91,495	$73,335
Percentage rents	180	208	961	1,177
Recoveries from tenants	9,928	8,369	34,733	29,527
Fees and management income	407	177	2,506	1,455
Other income	669	795	2,349	2,906

Total revenues	36,591	29,285	132,044	108,400

Expenses
Real estate taxes	5,078	4,702	17,193	14,822
Recoverable operating expenses	5,727	4,675	19,736	16,903
Depreciation and amortization	7,686	6,504	27,722	22,908
Other operating	701	298	1,807	4,277
General and administrative	2,825	1,985	11,224	8,515
Interest expense	10,223	7,565	34,525	29,432

Total expenses	32,240	25,729	112,207	96,857

Operating income	4,351	3,556	19,837	11,543
Impairment of investment in unconsolidated entity	—	—	(4,775)	—
Earnings from unconsolidated entities	39	48	180	252

Income from continuing operations before gain on sale of real estate assets and minority interest	4,390	3,604	15,242	11,795
Gain on sale of real estate assets	2,177	699	2,408	263
Minority interest	(994)	(637)	(2,682)	(2,076)

Income from continuing operations	5,573	3,666	14,968	9,982
Discontinued operations, net of minority interest:
Gain on sale of property	—	897	—	897
Income from discontinued operations, net of minority interest	—	51	15	214

Net income	5,573	4,614	14,983	11,093
Preferred stock dividends	(1,664)	(593)	(4,814)	(2,375)

Net income available to common shareholders	$3,909	$4,021	$10,169	$8,718

Basic earnings per share:
Income from continuing operations	$0.23	$0.19	$0.60	$0.55
Income from discontinued operations	—	0.06	—	0.07

Net income available to common shareholders	$0.23	$0.25	$0.60	$0.62

Diluted earnings per share:
Income from continuing operations	$0.23	$0.19	$0.60	$0.54
Income from discontinued operations	—	0.05	—	0.08

Net income available to common shareholders	$0.23	$0.24	$0.60	$0.62

Basic weighted average shares outstanding	16,823	16,316	16,816	13,955

Diluted weighted average shares outstanding	17,062	16,528	17,032	14,141

Ramco-Gershenson Properties Trust
Calculation of Funds From Operations(1)
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$5,573	$4,614	$14,983	$11,093
Add:
Depreciation and amortization expense	7,633	6,699	27,481	23,123
Loss (Gain) on sale of depreciable property	(350)	(27)	1,115	1,590
Minority interest in partnership:
Continuing operations	994	637	2,682	2,076
Discontinued operations	—	8	2	44
Less:
Discontinued operations, gain on sale of property, net of minority interest	—	(897)	—	(897)

Funds from operations	13,850	11,034	46,263	37,029
Less:
Preferred stock dividends	(1,663)	(593)	(4,814)	(2,375)

Funds from operations available to common shareholders (2)	$12,187	$10,441	$41,449	$34,654

Weighted average equivalent shares outstanding (3)
Basic	19,752	19,245	19,746	16,886

Diluted	19,991	19,457	19,961	17,072

(1)	Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2)	Series B preferred shares are not convertible into common shares. Therefore they are excluded from the calculation. Series C preferred shares are convertible into common shares at a conversion price of $28.50 per share. The Series C preferred shares have been excluded from the weighted average equivalent total shares outstanding as they are anti-dilutive.

(3)	Basic weighted average shares outstanding represents the weighted average total shares outstanding, which includes common shares and assumes the redemption of all Operating Partnership Units for common shares. Diluted weighted average shares outstanding represents the basic weighted average common shares outstanding and the dilutive impact of in-the-money stock options.

Ramco-Gershenson Properties Trust
Consolidated Balance Sheets
(In thousands)

	December 31,
	2004	2003
	(Unaudited)
Assets
Investment in real estate, net	$952,677	$736,753
Cash and cash equivalents	15,045	19,883
Accounts receivable, net	27,463	30,578
Equity investments in unconsolidated entities	9,182	9,091
Other assets, net	40,627	30,674

Total Assets	$1,044,994	$826,979

Liabilities and Shareholders’ Equity
Mortgages and notes payable	$633,435	$454,358
Distributions payable	9,963	10,486
Accounts payable and accrued expenses	29,668	23,463

Total Liabilities	673,066	488,307

Minority Interest	40,676	42,978

Shareholders’ Equity
Preferred Shares of Beneficial Interest, par value $.01, 10,000 shares authorized:
9.5% Series B Cumulative Redeemable Preferred Shares; 1,000 issued and outstanding, liquidation value of $25,000	23,804	23,804
7.95% Series C Cumulative Convertible Preferred Shares; 1,889 issued and outstanding in 2004, none in 2003, liquidation value of $53,837	51,741	—
Common Shares of Beneficial Interest, par value $.01, 30,000 shares authorized; 16,829 and 16,795 issued and outstanding, respectively	168	167
Additional paid-in capital	342,719	342,127
Accumulated other comprehensive income (loss)	220	(1,098)
Cumulative distributions in excess of net income	(87,400)	(69,306)

Total Shareholders’ Equity	331,252	295,694

Total Liabilities and Shareholders’ Equity	$1,044,994	$826,979

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Website: www.rgpt.com